Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	June 13, 2008,
Contact:	Bill Sudyk, President/CEO, 704-865-1634 Bill.sudyk@alliancebankandtrust.com

Alliance Bank & Trust Company Announces the Formation of a Holding Company

GASTONIA, NC – G. William Sudyk, President and CEO of Alliance Bank & Trust announces the formation of AB&T Financial Corporation as the Holding Company for Alliance Bank & Trust. This has been approved by The Federal Reserve Bank of Richmond, VA as of May 14, 2008.

The Board of Directors of the Bank believes that granting authority to reorganize into a holding company form of organization is in the best interest of its shareholders. The Board also believes that a holding company structure will open up attractive opportunities to increase growth and diversity in its products and services and permit additional avenues to fund the Bank’s future growth, such as the ability to issue additional capital as needed.

“We look forward to exploring new avenues to add value and growth for our shareholders, customers, employees, and the communities we serve,” commented President Sudyk.

Alliance Bank & Trust (www.alliancebankandtrust.com) specializes in serving the banking needs of small businesses, professionals and individuals in and around Cleveland and Gaston counties. Chartered in 2004, Alliance Bank & Trust is a North Carolina state-chartered full service community bank. The Bank reported assets of over $157 million as of March 31, 2008. The Bank has four branches in Gaston and Cleveland Counties – 916 E. Garrison Blvd, Gastonia, NC; 292 W. Main Ave., Gastonia, NC; 412 S. Dekalb St., Shelby, NC; and 209 S. Battleground Ave., Kings Mountain, NC and opening soon at 2227 Union Rd, Gastonia, NC. Member FDIC

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company’s filings with the Federal Deposit Insurance Corporation. Alliance Bank & Trust Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.